Exhibit 10.1

DEPOMED, INC. BONUS PLAN

Depomed’s Bonus Plan is designed to provide employees with a performance-based plan that rewards the achievement of individual goals and corporate performance.

Background

In the past, Depomed has used a discretionary bonus program to reward certain high performing employees for their efforts and accomplishments.  As the Company matures and grows, we want to formalize the structure of employees’ activities to be consistent with Depomed’s Corporate Goals and define a specific process so that employees know how bonuses are granted and what they need to accomplish in order to benefit from the Bonus Plan.

In early 2005, all levels of Depomed’s management were directed to establish individual goals and objectives consistent with Depomed’s Corporate Goals.  By following their defined goals and objectives, the activities of these employees will focus on and directly support the Corporate Goals.  These goals are to be reviewed together by employees and their supervisors on an ongoing basis throughout the calendar year.  The period for accomplishing the 2005 goals and objectives ends on December 31, 2005.

Eligibility

For calendar year 2005, all levels of Depomed’s management staff will participate in the formal Bonus Plan; other employees will be eligible for the discretionary bonus plan.  For 2006 and beyond, all regular employees who work at least 25 hours per week will be eligible to participate in the Plan.  For 2005 and beyond, employees who join the company by August 1 will be eligible to participate in the plan on a pro-rated basis.

Bonus Target

A “Bonus Target” has been identified for different levels of personnel and is based on a percentage of base pay.  In some instances, if an individual achieves all their goals, they could be eligible to receive the entire bonus target percentage at the end of the year.  This is explained in more detail below.

Corporate Multiplier

The proposed bonus pool (or Bonus Targets) will be subject to a “Corporate Multiplier,” which will reflect the Company’s overall success and fiscal concerns.  In a year, where the corporate goals are met and the Company’s finances are on target, the Corporate Multiplier could be 100%.  Conversely, in a year where only a portion of the corporate goals are met and finances are not on target, a corporate multiplier of 75%, 50% or zero, for example, might be applied to the bonus pool.  At the end of the subject year, the Company’s performance will be evaluated by the CEO, CFO and the Board of Directors and the Corporate Multiplier will be set.

The Bonus Targets have been set as follows:

Bonus Target
CEO	50%
Vice Presidents	35%
Sr./Directors/Assoc. Directors	25%
Sr./Managers	15%
Supervisors	10%
Independent Contributors	5%

Weighting of Goals

For each goal identified, a weight will be assigned reflecting the significance of the goal and the level of effort required to achieve it; the combined weight of the different goals should total 100%. When establishing the weight for a given goal, attention should be paid to the significance of the goal and the effort required.  For example, an ongoing goal that consumes 50% of someone’s time for the year would receive a weight of 50%; a fixed-term goal or standard that consumes 100% of an employee’s effort for three months would receive a weight of 25% (reflecting 25% of the year).  Other goals or standards will be weighted based on their significance or potential impact to the company.  For instance, a new multi-million dollar deal with a new partner, might be weighted at 70%, regardless of the time involved to finalize the terms.  Or, a goal to streamline a new procedure in the lab and resulting in significant time savings, might result in a weight of 75% (given that the impact on the company is significant and long-lasting).

Bonus Calculation

Throughout the year and at year-end, employee’s goals and achievements will be assessed.  An employee who achieved an individual goal will receive a “1” for full credit of the goal; a goal that is well under way, but has not been fully achieved could receive a “.5” for partial credit; a goal not achieved will receive a “0” for no credit.  An employee who not only achieved his or her goal, but well exceeded expectations, resulting in tangible evidence of significant improvement of the well being of the company, could receive a “1.5” rating.

In the example below, Goal #1 – with a 25% weight — was achieved and the employee receives a “1” or full credit for this goal in the result.  For Goal #2, our sample employee not only achieved this goal, but far exceeded expectations, which is reflected in a multiplier of 1.5; Goal #3 was not accomplished and no credit is given; Goal #4 is well underway but was not fully achieved in the defined time frame.  Accordingly, only partial credit is given.

Once the “Result” has been calculated, the Corporate Multiplier is applied, producing the final bonus.

Goal	Weight		Achieved		Result	Corporate Multiplier

#1	25%	X	1	=	25%
#2	30%	X	1.5	=	45%
#3	35%	X	0	=	0
#4	10%	X	.50	=	5%
	100%				75%	80%

In the above example, our sample Manager, making $60,000 per year, would have earned a bonus of $5,400, as follows:

Salary	$60,000
Bonus Target @ 15%	9,000
Result @ 75%	6,750
Corporate Multiplier @ 80%	5,400

Using this same sample Manager, had he accomplished all his goals and received an “Achieved Rating” of “1” for each goal, and the Corporate Multiplier was 100%, he would have received the following bonus:

Salary	$60,000
Bonus Target @ 15%	9,000
Result @ 100%	9,000
Corporate Multiplier @ 100%	9,000

Performance Assessment and Payment of Bonuses

In January, following the plan year, individual goals will be assessed and performance reviews will be prepared and delivered to employees.  Bonuses will be calculated and payment of bonuses will be paid to employees no later than March 31.

Employees must be employed by Depomed on the day payment is made to be eligible for a bonus payment.  No employee, who has been under formal disciplinary action, will be eligible to receive a bonus.

Depomed retains the right to alter or eliminate the Plan and its terms and conditions at any time and for any reason, before, during or after the plan year.

No participant shall have any vested right to receive any payment until actual delivery of such compensation.  This plan does not constitute a contract or other agreement concerning employment with Depomed.  Employment at Depomed is “at will” and may be terminated at any time by Depomed or by the employee, either with or without cause.